Exhibit 10.41
Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

SECOND AMENDMENT TO
COLLABORATION, LICENSE AND OPTION AGREEMENT
This Second Amendment to Collaboration, License and Option Agreement (this “Second Amendment”) is entered into as of February 5, 2020 (the “Second Amendment Date”), by and between Aurigene Discovery Technologies Limited, a company organized under the laws of India, having an address of 39-40, KIADB Industrial Area, Phase II, Electronic City Hosur Road, Bangalore - 560100 Karnataka, India (“Aurigene”), and Curis, Inc., a corporation organized under the laws of Delaware, USA, having an address of 4 Maguire Road, Lexington, Massachusetts 02421-3112, USA (“Curis”).
Recitals
Whereas, Aurigene and Curis are parties to that certain Collaboration, License and Option Agreement dated January 18, 2015 (the “Original Agreement”), as amended by that certain letter agreement dated November 4, 2015 (the “2015 Letter Agreement”), and as further amended by that certain First Amendment to Collaboration, License and Option Agreement, dated September 7, 2016 (the “First Amendment”). As used in this Second Amendment, “Agreement” shall mean the Original Agreement, as amended by the 2015 Letter Agreement and the First Amendment;
Whereas, under the Agreement, Curis has an exclusive license from Aurigene to develop and commercialize Program Compounds and Products for the PD-1/VISTA Licensed Program (the “PD-1/VISTA Licensed Program”), including the Program Compound known as CA‑170, including any analogs, derivatives, prodrugs and polymorphs thereof, and any salts, crystalline forms, solvates, hydrates and stereoisomers of any of the foregoing (collectively, “CA‑170”) and Products containing CA‑170 (“CA‑170 Products”), worldwide, excluding India and Russia, and has certain payment obligations to Aurigene with respect to such development and commercialization;
Whereas, under the Agreement, Aurigene has an exclusive license from Curis to develop and commercialize Program Compounds and Products for the PD-1/VISTA Licensed Program in India and Russia; and
Whereas, the Parties now wish to amend the Agreement to, among other things: (i) expand Aurigene’s territory with respect to CA‑170 and CA‑170 Products to all of Asia; and (ii) provide for Aurigene to conduct a clinical study of CA‑170 in combination with chemoradiation followed by maintenance CA-170, in Non-Small Cell Lung Cancer (NSCLC) in Aurigene’s territory; in each case, on the terms and subject to the conditions set forth herein.
Agreement
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aurigene and Curis agree as follows:

1.Defined Terms. Capitalized terms used but not otherwise defined in this Second Amendment shall have the meanings provided in the Agreement. As used in this Second Amendment:
(a)“Aurigene CA‑170 Territory” shall mean the countries listed in Exhibit A attached to this Second Amendment.
(b)“Curis CA‑170 Territory” shall mean the Curis Territory, excluding the Republic of India and the Russian Federation and the Aurigene CA‑170 Territory.
2.CA-170 Rights. Effective as of the Second Amendment Date (subject to paragraph 4(e) of this Second Amendment) and solely with respect to CA‑170 and CA‑170 Products:
(a)references to the “Aurigene Territory” in the Agreement and this Second Amendment shall mean the Republic of India, the Russian Federation and the Aurigene CA‑170 Territory;
(b)references in the Agreement to the “Curis Territory” shall mean the Curis CA‑170 Territory;
(c)the Parties acknowledge that the Aurigene Territory License under Section 4.4 of the Agreement in the Aurigene CA‑170 Territory is royalty-bearing pursuant to the terms set forth in this Second Amendment;
(d)the Parties’ respective rights and obligations under Section 4.5(b) of the Agreement shall not apply with respect to CA‑170 and CA‑170 Products;
(e)references in the Agreement to “Major Market” shall not include Japan;
(f)in addition to the Aurigene CA-170 NSCLC Study (as defined below), Aurigene shall have the right to conduct an additional IND-enabling study or clinical trial in non-small cell lung cancer regardless of whether Curis is pursuing or has obtained Regulatory Approval for CA‑170 or CA‑170 Products in non-small cell lung cancer in the same dosage form(s) and formulation(s) in the Curis Territory; provided that Aurigene’s obligations under Section 5.5 of the Agreement to provide Curis written notice and a copy of the protocol for such study at least [**] prior to the scheduled initiation of such study and consider in good faith any comments received from Curis during such period shall continue to apply;
(g)subject to the preceding paragraph 2(f) and paragraph 4(a) of this Second Amendment, Section 5.5 of the Agreement shall continue to apply to Aurigene’s conduct of IND‑enabling studies and clinical trials of CA‑170 and CA‑170 Products;
(h)Section 10.3(a)(ii) of the Agreement shall apply, mutatis mutandis, with respect to any Curis Patent Rights in the Aurigene Territory that cover or claim inventions that are necessary or useful for the development, manufacture or commercialization of CA‑170 or CA‑170 Products;
(i)notwithstanding Section 10.3(a)(ii) of the Agreement, Aurigene shall have final decision-making authority with respect to prosecution and maintenance of Aurigene Patent Rights in the Aurigene CA‑170 Territory; provided that in the event any such Aurigene Patent Rights cover or claim inventions that are necessary or useful for the development, manufacture or commercialization of both CA‑170 or CA‑170 Products and other Program Compounds or Products for the PD-1/VISTA Licensed Program, then Section 10.3(a)(ii) shall continue to apply; and
(j)without limiting Section 4.7 of the Agreement, and except as permitted under Section 4.6(a)(i) of the Agreement, so long as Aurigene is using Commercially Reasonable Efforts to develop, obtain Regulatory Approval for, and commercialize CA‑170 Product in the Aurigene Territory, Curis agrees not to develop, seek Regulatory Approval for, or commercialize any Program Compounds or Products from the PD-1/VISTA Licensed Program in the Aurigene Territory.
3.CA‑170 Asia Financial Payments. In consideration of the expansion of the Aurigene Territory with respect to CA‑170 and CA‑170 Products, Aurigene hereby agrees to pay royalties to Curis with respect to the commercialization of CA‑170 Products in the Aurigene CA‑170 Territory by or on behalf of Aurigene, its Affiliates and sublicensees, in accordance with Sections 6.7(a) and 6.8(b) of the Agreement; in each case, mutatis mutandis. In addition, the Parties agree that the applicable provisions of Sections 6.10, 6.11, 6.12, 6.13, 6.14, 7.1, 7.2, 7.3(b) (with references to the “Republic of India” and “U.S. federal” changed to “U.S.” and “Indian,” respectively), 7.4 and 7.5 of the Agreement (in each case, mutatis mutandis) shall apply to Aurigene’s payment obligations under this paragraph 3. For clarity, Curis shall have no payment obligations to Aurigene under the Agreement with respect to the development, registration or commercialization of CA‑170 or CA‑170 Products in the Aurigene CA‑170 Territory. For further clarity, Aurigene’s payment obligations under this paragraph 3 shall terminate in the event of termination of the Agreement in its entirety or with respect to the PD‑1/VISTA Licensed Program.
4.CA‑170 Development and Regulatory Matters in the Aurigene CA‑170 Territory.
(a)Aurigene CA‑170 NSCLC Study. Notwithstanding the provisions of Sections 4.11(b) and 5.5 of the Agreement to the contrary, as of the Second Amendment Date, Curis hereby agrees that Aurigene may conduct, and Aurigene hereby agrees to use Commercially Reasonable Efforts to conduct, a randomized clinical trial of CA‑170 in combination with chemoradiation followed by maintenance CA-170, in NSCLC, under [**] protocol [**] (the “Protocol”), in the Aurigene Territory (the “Aurigene CA-170 NSCLC Study”), at Aurigene’s sole expense. In case of any future protocol amendment, Aurigene shall provide such protocol amendment to Curis for review and approval at least [**] prior to the date Aurigene anticipates submitting such protocol amendment for any regulatory or ethics committee approval. As per protocol version [**], Aurigene CA-170 NSCLC Study will [**] evaluate safety of CA-170 with chemotherapy and radiation in up to [**] patients and [**] will be [**] study with approximately 240 patients [**]. Aurigene shall submit the Protocol for regulatory authority review in the [**] calendar year and start enrollment in the [**] (the “Enrollment Period Start”), assuming timely regulatory and ethics committee approvals and drug product availability. Aurigene shall use Commercially Reasonable Efforts to complete enrollment (i.e., first dosing of last patient enrolled) in the Aurigene CA-170 NSCLC Study within [**] of the Enrollment Period Start (the “Enrollment Period”). If there are unexpected issues with respect to drug product availability or emerging safety or other enrollment difficulties, Aurigene shall inform Curis in writing within [**]

of Aurigene becoming aware of such issues or enrollment difficulties. Aurigene shall conduct the Aurigene CA-170 NSCLC Study in compliance with all Applicable Laws, and, as applicable, GCP. Without limiting the generality of the foregoing, Aurigene (itself or with or through its Affiliates or sublicensees) shall be solely responsible for preparing and submitting all required INDs and other Regulatory Filings in connection with the Aurigene CA-170 NSCLC Study in the Aurigene Territory, at Aurigene’s sole expense. Aurigene may utilize Affiliates for the conduct of the Aurigene CA-170 NSCLC Study, provided that: (i) none of Curis’s rights hereunder are diminished or otherwise adversely affected as a result thereof; (ii) each such Affiliate undertakes in writing obligations of confidentiality and non-use regarding Confidential Information at least as stringent as those undertaken by the Parties pursuant to Article 8 of the Agreement; (iii) prior to initiating performance of any such activities, each such Affiliate has signed a binding agreement or instrument assigning, and agreeing to assign, to Aurigene all data and other work product resulting from performance of such activities (subject to reasonable and customary exceptions for improvements to the applicable Affiliate’s pre‑existing proprietary technology, or technology of broad applicability that such Affiliate uses for multiple products in addition to CA‑170 or CA‑170 Product, provided, in each case, that such improvements do not use or incorporate Confidential Information of Curis), including all Patent Rights and other intellectual property rights therein; and (iv) Aurigene shall at all times be fully responsible for the performance of such Affiliate and for payment of such Affiliate.
(b)Diligence. Aurigene shall use Commercially Reasonable Efforts to have completed enrollment in the Aurigene CA-170 NSCLC Study of the specified numbers of patients set forth in the Protocol prior to expiration of the Enrollment Period. In addition, Aurigene (directly or through its Affiliates or sublicensees) shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval for, and commercialize CA‑170 Product for use within the Field in Japan. For purposes of this paragraph 4(b), it is anticipated that the level of effort may change over time, reflecting changes in the status of Japan.
(c)Disclosure of Results. Aurigene shall (i) disclose and provide a copy to Curis of all results of CMC Activities performed by or on behalf of Aurigene with respect to CA‑170 or CA‑170 Product, including CMC Activities in preparation for or connection with any NDA in the Aurigene CA‑170 Territory, and (ii) disclose and provide a copy to Curis of full tables, figures and listings from, and deliver a true and complete copy of the final study report for, each study, whether clinical or otherwise, of CA‑170 or CA‑170 Product conducted by or on behalf of Aurigene (including the Aurigene CA-170 NSCLC Study), in each case, promptly following the availability thereof. Aurigene shall disclose and provide a copy to Curis of all other information and data reasonably requested by Curis as necessary or useful for manufacture, development or commercialization of CA‑170 or CA‑170 Product in or for the Curis CA‑170 Territory.
(d)Rights of Access and Reference to Regulatory Documents. Aurigene hereby grants to Curis the right to access and reference all INDs and NDAs submitted to, and Regulatory Approvals obtained from, any Regulatory Authority in the Aurigene CA‑170 Territory for CA‑170 or any CA‑170 Product; in each case, solely for the purposes of (i) obtaining and maintaining Regulatory Approvals for CA‑170 and CA‑170 Products in the Field in the Curis CA‑170 Territory, and (ii) complying with applicable pharmacovigilance and other regulatory requirements with respect to CA‑170 Products in the Curis CA‑170 Territory. Aurigene shall, promptly upon Curis’s request, file with the applicable Regulatory Authority(ies) such letters of access or reference as may be necessary to accomplish the intent of this paragraph 4(d).
(e)Curis’ Rights in the Event of Aurigene Breach. In the event of any material breach by Aurigene of its obligations with respect to CA‑170 or CA‑170 Products under this Second Amendment that is not cured within the applicable cure period under Section 11.2 of the Agreement, Curis shall have the right to terminate Aurigene’s rights under this Second Amendment on account of such breach upon written notice to Aurigene, but Curis shall not have the right to terminate the Agreement in its entirety or to terminate the Agreement in part with respect to the PD-1/VISTA Licensed Program pursuant to Section 11.2 of the Agreement or to elect the alternative remedies under Section 11.3 of the Agreement on account of such breach. Such termination by Curis by reason of Aurigene’s uncured material breach of paragraph 4(b) or the first or fifth sentence of paragraph 4(a) of this Second Amendment shall be Curis’ sole remedy for such breach; otherwise, such termination by Curis shall not preclude Curis from pursuing all rights and remedies it may have at law or in equity with respect to such breach. For clarity:
(i)in the event of termination of the Agreement in its entirety or termination of the Agreement in part with respect to the PD‑1/VISTA Licensed Program, in each case, either by Aurigene pursuant to Section 11.2 of the Agreement or by Curis pursuant to Section 11.4 of the Agreement, this Second Amendment shall also terminate; provided that paragraphs 1, 2(a), 2(b), 2(h) and 6 of this Second Amendment shall survive;
(ii)on a country-by-country basis in the Aurigene CA‑170 Territory, in the event of termination of the Agreement in its entirety or termination of the Agreement in part with respect to the PD-1/VISTA Licensed Program by Curis pursuant to Section 11.2 of the Agreement before the Royalty Term with respect to a CA‑170 Product in any country in the Aurigene CA‑170 Territory has expired, this Second Amendment shall also terminate as to such CA‑170 Product in such country; provided that paragraph 6 of this Second Amendment shall survive; and
(iii)on a country-by-country basis in the Aurigene CA‑170 Territory, in the event of termination of the Agreement in its entirety or termination of the Agreement in part with respect to the PD‑1/VISTA Licensed Program, in each case, by Curis pursuant to Section 11.2 of the Agreement, after the Royalty Term with respect to a CA‑170 Product in any country in the Aurigene CA‑170 Territory has expired, this Second Amendment shall also terminate; provided that (A) paragraphs 1, 2(a), 2(b) and 2(h) of this Second Amendment shall survive as applicable to such CA‑170 Product in such country; and (B) paragraph 6 of this Second Amendment shall survive.
5.Curis Warranties. Curis represents and warrants to Aurigene that, as of the Second Amendment Date:
(a)Curis has the right to grant all rights and licenses it purports to grant to Aurigene under this Second Amendment with respect to the Curis Technology; and
(b)Curis has not granted any Third Party any license, option or other right with respect to CA‑170 or CA‑170 Products in the Aurigene CA‑170 Territory.

6.Error Correction in Section 5.4(a). Section 5.4(a) of the Agreement is hereby amended to remove the reference to “or Third Party subcontractor” in Section 5.4(a)(iii).
7.Effectiveness of Agreement. Except as expressly amended by this Second Amendment, the Agreement shall remain in full force and effect in accordance with its terms.
8.Counterparts. This Second Amendment may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Second Amendment may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.
9.Miscellaneous. For clarity, Section 8.5(b) and Articles 13 and 14 of the Agreement shall apply with respect to this Second Amendment.
[Signature page follows.]

In Witness Whereof, the Parties hereto have duly executed this Second Amendment as of the Second Amendment Date.

Aurigene Discovery Technologies Limited	Curis, Inc.
By: /s/ Murali Ramachandra, Ph.D. Name: Murali Ramachandra, Ph.D. Title: Chief Executive Officer	By:/s/ James E. Dentzer Name: James E. Dentzer Title: President and CEO